Exhibit 10.40

     THIS AGREEMENT, effective as of December 29, 2000, is made by and among US Airways Group, Inc. (the "Company"), US Airways, Inc, (also referred to herein as, and where applicable shall be deemed to be included in the term, the "Company") and B. Ben Baldanza (the "Employee").

     WHEREAS, UAL Corporation (the "Purchaser"), Yellow Jacket Acquisition Corp. ("Merger Sub") and the Company have entered into that certain Agreement and Plan of Merger, dated as of May 23, 2000, pursuant to which, among other things, Merger Sub will be merged into the Company, with the Company continuing as a subsidiary of the Purchaser;

     WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of September 10, 1999 (the "Employment Agreement");

     WHEREAS, the Purchaser desires that the Company pay to the Employee in advance certain amounts expected to become due to the Employee under the Company's vacation policy (the "Vacation Policy"), Supplemental Executive Defined Contribution Plan (the "SEDC") and the letter agreement dated August 13, 1999 between a wholly-owned subsidiary of the Company and the Employee (the "Letter Agreement");

     WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to provide for such advance payment; and

     WHEREAS, the Employee is willing to accept such advance payment on the terms set forth herein.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.     Payments to the Employee. As soon as practicable following the execution of this Agreement, but in no event later than December 29, 2000, the Company shall:

           (a) pay to the Employee the full value of the Employee's accrued vacation time under the Vacation Policy, determined as of December 31, 2000 (the "Vacation Amount");

           (b) pay to the Employee the full value of the Employee's account balance under the SEDC, determined as of December 26, 2000 (the "SEDC Amount");

           (c) pay to the Employee (x) in satisfaction of an equal amount of the Company's obligation under the Letter Agreement with respect to guaranteed bonuses (the "Bonus Amount," and, together with the Vacation Amount and the SEDC Amount, the "Compensation Payment" ); and

           (d) pay to the Employee an amount equal to the excess of (1) (y) over (2) the Compensation Payment (such excess being hereinafter referred to as the "Special Compensation Amount").

     2.     Treatment of Payments.     (a) As a result of the payment to the Employee of the Vacation Amount, the number of the Employee's accrued vacation days under the Vacation Policy as of December 31, 2000 shall be deemed to be ten days; provided that to the extent the Employee's actual accrued vacation after giving effect to payment of the Vacation Amount is less than 10 days, the excess of 10 over such actual number of days shall be offset against future accruals of vacation time; provided further that upon termination of employment with the Company, the Company shall pay to the Employee an amount under the Vacation Policy equal to the excess, if any, of (1) the amount to which he would have been entitled thereunder if the Employee did not enter into this Agreement over (2) the amount of the Vacation Amount.

           (b) The Employee's account balance under the SEDC shall not be reduced as a result of entering into this Agreement; provided that at the time the Employee becomes entitled to payment in accordance with the terms of the SEDC the Company shall pay to the Employee only the excess, if any, of (1) the amount otherwise payable thereunder, determined without regard to this Agreement, over (2) the SEDC Amount.

           (c) The Payment of the Bonus Amount shall be in satisfaction of an equal amount of the Company's obligations with respect to bonuses under the Letter Agreement.

           (d)     (1) During the period commencing on January 1, 2001 and ending on June 30, 2001, the Company shall offset against regular salary payments otherwise payable to the employee the full amount thereof other an amount equal to all required withholdings and deductions therefrom; provided, that the aggregate amount so offset, together with all amounts offset under paragraph (d)(2) below, shall not exceed the Special Compensation Amount.

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                    (2) At any time that the Employee becomes entitled to payment of (A) cash severance benefits under the Employment Agreement, (B) cash benefits under the Company's annual bonus plan or Long Term Incentive Plan, (C) cash payments under the SEDC or (D) cash payments under any supplemental retirement benefit agreement entered into with the Company or any of its subsidiaries, the amount otherwise so payable to the Employee shall be offset by an amount equal to the Special Compensation Amount (including, if necessary, to zero), until the aggregate amount of all such offsets, together with any amounts offset under paragraph (d)(1) above, equals the Special Compensation Amount.

           (e)     (1) Neither the Compensation Payment nor the Special Compensation Amount shall be treated as earnings for purposes of any pension, retirement, savings or other compensation or benefit plan or arrangement of the Company or any of its subsidiaries (including the Employment Agreement).

                    (2) All amounts offset under paragraphs (d)(1) and (d)(2)(B) above shall be treated as earnings for purposes of all pension, retirement, savings and other benefit plans and arrangements of the Company or any of its subsidiaries (including the Employment Agreement) at the same time and in the same manner such amounts would have been so treated had they not been so offset and, notwithstanding paragraph (d)(2)(B) above, the Employee's rate of base salary shall for purposes of all such plans and arrangements be deemed to be equal to the Employee's rate of base salary as in effect on December 29, 2000, as the same may be increased from time to time.

     3.     Indemnification.     (a) The Company shall pay to the Employee an amount equal to the "Additional Tax Liability Amount". The "Additional Tax Liability Amount" shall be the excess, if any, of (i) the actual federal, state and local income and employment tax liability incurred by the Employee in respect of calendar year 2000 and calendar year 2001 (the "Income-Adjusted Years"), over (ii) the federal, state and local income and employment tax liability that would have been incurred by the Employee in respect of the Income-Adjusted Years if (A) the Compensation Payment and the Special Compensation Amount had been included in the Employee's gross income for 2001, and not in his 2000 gross income and (B) the Employee had not received any payment pursuant to Section 9 of the Employment Agreement. In determining the Additional Tax Liability Amount, the Accounting Firm (as defined below) shall take into account (i) the amount of federal, state and local income and employment tax paid by the Employee in respect of 2000 by virtue

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of the inclusion in his gross income of the Compensation Payment and the Special Compensation Amount (including any such tax attributable to the disallowance of itemized deductions and/or personal exemptions attributable to such inclusion) and (ii) the amount of federal, state and local income and employment tax that would have been paid by the Employee in respect of 2001 if the Compensation Payment and the Special Compensation Amount had been included in his gross income for such year (including any such tax attributable to the disallowance of itemized deductions and/or personal exemptions attributable to such inclusion). The Additional Tax Liability Amount shall be paid no later than 10 days following the date the Company is notified of the amount thereof in accordance with Section 4 below.

           (b) The Company shall pay to the Employee such additional amount as equals, after deduction of all taxes applicable to such additional amount, an amount equal to any reasonable accounting, legal and other fees or expenses incurred by the Employee in good faith in connection with the implementation (after the date hereof) or enforcement of this Agreement or any matters directly related thereto (including but not limited to any such reasonable fees and expenses incurred in connection with any amended tax returns required to be filed) that would not have been incurred had the Employee not entered into this Agreement (the "Indemnification Payment").

           (c) Under no circumstances shall the Employee be in a worse after-tax position by virtue of the operation of this Agreement than he would have been in had he not entered into this Agreement, taking into account all relevant payments and accelerations thereof over time.

     4.     Accounting Firm. The Additional Tax Liability Amount, if any, shall be determined by a nationally recognized accounting firm selected by the Employee and reasonably acceptable to the Company (the "Accounting Firm"), whose determination shall be final and binding on the Company and the Employee. The Employee shall deliver to the Accounting Firm photocopies of his final federal, state and local income tax returns (and all supporting documentation necessary for the Accounting Firm to determine the Additional Tax Liability Amount) for each of the Income-Adjusted Years, in each case no later than 2 years following the date such return is filed with the Internal Revenue Service (or comparable state or local agency). All fees and expenses of the Accounting Firm shall be paid by the Company (the "Accounting Fees"). The Accounting Firm shall determine the Additional Tax Liability Amount as soon as reasonably practicable following its receipt of photocopies of the Employee's federal, state and local income tax returns (and all

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supporting documentation necessary for the Accounting Firm to determine the Additional Tax Liability Amount) for the Income-Adjusted Years and shall provide written notice to the Employee and the Company of its determination.

     5.     Successors. (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by and binding on the Employee's legal representatives.

           (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

           (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

           (d) The Company represents that it has secured from the Purchaser, in a separate written agreement, the Purchaser's agreement (1) to make payments of the Additional Tax Liability Amount, the Indemnification Payment, the Accounting Fees and the Fees Payment (as defined in Section 6(f) below) directly to the Employee in the event that the Company is prohibited by law from making such payments to the Employee and (2) that the Employee shall be a third-party beneficiary of such agreement.

     6.     Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

           (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, if to the Employee, to the mailing address shown in the personnel records of the Company, and if to the Company, to its Corporate headquarters, attention Corporate Secretary, or to such other address as either party shall have furnished to the other in writing in

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accordance herewith. Notice and communications shall be effective when actually received by the addressee.

           (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

           (d) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

           (e) Either party's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

           (f) This Agreement supplements the Employment Agreement (which shall remain in full force and effect in accordance with it terms). Accordingly, and without limiting the generality of the foregoing, the parties hereby agree that (1) all amounts paid to the Employee hereunder shall constitute Payments for purposes of Section 9 of the Employment Agreement, (2) Section 9 of the Employment Agreement shall continue to apply so as to hold the Employee harmless from any additional taxes (and interest and penalties associated therewith) incurred by the Employee in connection with the transactions contemplated by this Agreement, and (3) the Company shall pay to the Employee such additional amount as equals, after deduction of all taxes applicable to such amount, an amount equal to any reasonable accounting, legal and other fees and expenses incurred by the Employee in good faith as a result of any contest (regardless of the outcome thereof) regarding the validity or enforceability of, or liability under, any provision of this Agreement, such amounts to be paid within 5 days of the day the Employee presents to the Company evidence of such fees and expenses (the "Fees Payment"). This Agreement, the Employment Agreement and the Letter Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

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     IN WITNESS WHEREOF, the Employee has hereunto set his hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                                         US AIRWAYS GROUP, INC.

                                                         _/s/ Jennifer C. McGarey____

                                                         By: Jennifer C. McGarey
                                                         Title: Secretary

                                                         US AIRWAYS , INC.

                                                         _/s/ Jennifer C. McGarey____
                                                         By: Jennifer C. McGarey
                                                         Title: Secretary and Assistant General Cousel

                                                         _/s/ B. Ben Baldanza________
                                                         B. Ben Baldanza